EXHIBIT 12
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
ARCHER-DANIELS-MIDLAND COMPANY
(DOLLARS IN THOUSANDS)

											Nine
											Months
											Ended
											March 31
	2003		2004		2005		2006		2007		2008
EARNINGS
EARNINGS BEFORE INCOME TAXES	$630,973		$718,011		$1,516,375		$1,855,250		$3,153,970		$2,085,886
LESS: EQUITY EARNINGS OF LESS THAN 50% OWNED UNCONSOLIDATED AFFILIATES	(14,138)		(84,931)		(90,415)		(66,592)		(193,258)		(210,912)
LESS: CAPITALIZED INTEREST INCLUDED IN INTEREST EXPENSE BELOW	(4,002)		(6,909)		(10,868)		(10,942)		(23,558)		(37,315)

TOTAL EARNINGS	612,833		626,171		1,415,092		1,777,716		2,937,154		1,837,659

FIXED CHARGES
INTEREST EXPENSES:
CONSOLIDATED INTEREST EXPENSE	359,971		341,991		326,579		365,180		433,974		337,608
CAPITALIZED INTEREST	4,002		6,909		10,868		10,942		23,558		37,315

TOTAL INTEREST EXPENSE	363,973		348,900		337,447		376,122		457,532		374,923
AMORTIZATION OF DEBT DISCOUNT AND EXPENSE	1,157		1,039		1,029		1,149		2,004		2,802
ONE THIRD OF RENTAL EXPENSES	32,744		40,450		38,787		42,876		55,187		49,892

TOTAL FIXED CHARGES	397,874		390,389		377,263		420,147		514,723		427,617

EARNINGS AVAILABLE FOR FIXED CHARGES	1,010,707		1,016,560		1,792,355		2,197,863		3,451,877		2,265,276

RATIO OF EARNINGS TO FIXED CHARGES	2.54	x	2.60	x	4.75	x	5.23	x	6.71	x	5.30	x